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                                                              EXHIBIT (h)(20)(a)

                          FUND PARTICIPATION AGREEMENT

         THIS AGREEMENT is made as of September 1, 2003, between SUNAMERICA SERIES TRUST, an open-end management investment company established pursuant to the laws of the Commonwealth of Massachusetts, (the "Trust"), and THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK, a life insurance company organized under the laws of New York (the "Company"), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A as attached hereto, as such schedule may be amended from time to time (the "Accounts").

                              W I T N E S S E T H:

         WHEREAS, the Trust has an effective registration statement with the Securities and Exchange Commission ("SEC") as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and has registered its shares under the Securities Act of 1933, as amended (the "1933 Act"); and

         WHEREAS, the Trust acts as an investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts offered by other insurance companies, which may or may not be affiliated persons (as the term is defined in the 1940 Act) of the Company, that have entered into participation agreements with the Trust similar to this agreement (the "Participating Insurance Companies"); and

         WHEREAS, the Trust has undertaken that its Board of Trustees will monitor the Trust for the existence of material irreconcilable conflicts that may arise between the contract owners of separate accounts of Participating Insurance Companies that invest in the Trust, for the purpose of identifying and remedying any such conflict;

         WHEREAS, the Trust is divided into several series (the "Portfolios"), each Portfolio being subject to separate fundamental investment objectives and restrictions which may not be changed without a majority vote of the shareholders of each such Portfolio; and

         WHEREAS, the shares of the Trust are divided into several series, each series corresponding to a particular Portfolio and the shares of each series representing beneficial interest in the corresponding Portfolio; and

         WHEREAS, the Portfolios proposed to be offered by the Trust to the Company and the Accounts are set forth on Schedule B attached hereto; and

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         WHEREAS, the Company, by resolution, has established the Accounts on its books of account for the purpose of funding certain variable life insurance policies and/or variable annuity contracts issued by the Company funded or to be funded through one or more of the Accounts (the "Contracts"); and

         WHEREAS, American General Equity Services Corporation (the "Distributor"), which serves as the distributor for the Contracts funded by the Accounts pursuant to an agreement with the Company on behalf of itself and the Accounts, is a broker-dealer registered as such under the Securities Exchange Act of 1934 and a member of The National Association of Securities Dealers, Inc. (the "NASD"); and

         WHEREAS, the Company has registered each Account and will register any new Accounts as a unit investment trust under the 1940 Act, and the Company has registered the Contracts and will register any new Contracts under the 1933 Act; and

         WHEREAS, the Accounts are divided into various portfolios ("Divisions") under which the income, gains and losses, whether or not realized, from assets allocated to each such Division are, in accordance with the applicable contracts credited to or charged against such Division without regard to any income, gains or losses of other Divisions or separate accounts of the Company; and

         WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in one or more of the Portfolios (the "Shares") on behalf of the Accounts to fund the Contracts, and the Trust intends to sell such Shares to the relevant Accounts at such Shares' net asset value; and

         WHEREAS, the Contracts funded by the Accounts will provide for the allocation of net amounts among certain Divisions of the Accounts for investment in the Shares of the particular Portfolio of the Trust underlying each such Division. The selection of a particular Division is to be made (and such selection may be changed) in accordance with the terms of the applicable Contract.

         NOW, THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, the Company (on behalf of itself and the Accounts) and the Trust hereby agree as follows:

                                    ARTICLE 1
                            Sale of the Trust Shares

         1.1 For purposes of this Article I, the Company shall be the Trust's agent for receipt of purchase and redemption orders from the Accounts and receipt by the Company shall constitute receipt by the Trust; provided that the Trust receives notice of such orders by 10:00 a.m., Eastern Time, on the next following Business Day. In this Agreement, "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Trust calculates the net asset value of its Portfolios pursuant to the rules of the SEC.

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         1.2   Subject to Section 1.4 of this Agreement, the Trust shall make
Shares of the Portfolios available to the Accounts at such Shares' most recent net asset value next computed after receipt by the Trust or its agents of orders from the Accounts, in accordance with the provisions of the then-current prospectus of the Trust. Shares of a particular Portfolio of the Trust shall be ordered in such quantities and at such times as determined by the Company to be necessary to meet the requirements of the Contracts. The Board of Trustees of the Trust (the "Board") may refuse to sell Shares of any Portfolio to any person (including the Company and the Accounts), or suspend or terminate the offering of Shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Portfolio.

         1.3 Subject to Section 1.4 of this Agreement, the Trust will redeem any full or fractional Shares of any Portfolio when requested by the Company on behalf of an Account at such Shares' net asset value next computed after receipt by the Trust or its agents of redemption orders from the Accounts, as established in accordance with the provisions of the then current-prospectus of the Trust. The Trust shall make payment for such Shares in the manner established from time to time by the Trust, but in no event shall payment be delayed for a greater period than is permitted by the 1940 Act (including any Rule or order of the SEC thereunder).

         1.4 The Trust shall accept purchase and redemption orders resulting from investment in and payments under the Contracts on each Business Day, provided that such orders are received prior to 10:00 a.m. Eastern Time on such Business Day and reflect instructions received by the Company from Contract holders in good order prior to the time the net asset value of each Portfolio is priced in accordance with its prospectus (such Portfolio's "valuation time") on the prior Business Day. Purchase and redemption orders shall be provided by the Company to the Trust in such written or electronic form (including facsimile) as may be mutually acceptable to the Company and the Trust. The Trust may reject purchase and redemption orders that are not in good order. In the event that the Company and the Trust agree to use a form of written or electronic communication which is not capable of recording the time, date and recipient of any communication and confirming good transmission, the Company agrees that it shall be responsible (i) for confirming with the Trust that any communication sent by the Company was in fact received by the Trust in good order, and (ii) for the effect of any delay in the Trust's receipt of such communication in good order. The Trust and its agents shall be entitled to rely, and shall be fully protected from all liability in acting, upon the instructions of the persons named in the list of authorized individuals attached hereto as Schedule C, or any subsequent list of authorized individuals provided to the Trust or its agents by the Company in such form, without being required to determine the authenticity of the authorization or the authority of the persons named therein.

         1.5 The Trust may suspend the redemption of any full or fractional shares of the Trust (1) for any period (a) during which the New York Stock Exchange is closed (other than customary weekend and holiday closings) or (b) during which trading on the New York Stock Exchange is restricted; (2) for any period during which an emergency exists (as determined by the SEC) as a

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result of which (a) disposal by a Trust of securities owned by it is not reasonably practicable or (b) it is not reasonably practicable for the Trust fairly to determine the value of its net assets; or (3) for such other periods as the SEC may by order permit for the protection of shareholders of the Trust.

         1.6 Purchase orders that are transmitted to the Trust in accordance with Section 1.4 of this Agreement shall be paid for no later than the close of business on the same Business Day that the Trust receive notice of the order. Payments shall be made in federal funds transmitted by wire. With respect to the payment of the purchase price by the Company and of the redemption proceeds by the Trust, the Company and the Trust may net purchase and redemption orders with respect to each Portfolio and may transmit one net payment per Portfolio. In the event that the Company shall fail to pay in a timely manner for any purchase order validly received by the Trust pursuant to Section 1.4 of this Agreement (whether or not such failure is the fault of the Company), the Company shall hold the Trust harmless from any losses reasonably sustained by the Trust as the result of acting in reliance on such purchase order.

         1.7 Issuance and transfer of the Trust's Shares will be by book entry only. Share certificates will not be issued to the Company or to any Account. Shares ordered from the Trust will be recorded in the appropriate title for each Account.

         1.8 The Trust shall furnish prompt notice to the Company, prior to the dividend date, of any income, dividends or capital gain distribution payable on Shares of any Portfolio. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on a Portfolio's Shares in additional Shares of that Portfolio. The Trust shall notify the Company of the number of Shares so issued as payment of such dividends and distributions.

         1.9 The Trust shall make the net asset value per share for each Portfolio available to the Company on a daily basis as soon as reasonably practical after such net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 6:30 p.m., Eastern Time. Any material errors in the calculation of net asset value, dividend and capital gain information shall be reported immediately upon discovery to the Company. If a material pricing error is caused by the Trust, the Trust shall reimburse the Company for its reasonable costs in correcting such error in regard to transactions relating to the Accounts and Contract owners. If such error is caused by the Company, the Company shall reimburse the Trust for its reasonable costs in correcting such an error in regards to all shares of the Trust.

         1.10 The Company agrees that it will not take any action to operate any Account as a management investment company under the 1940 Act without the Trust's prior written consent.

         1.11 The Trust agree that its Shares will be sold only to Participating Insurance Companies or their separate accounts and certain qualified pension and retirement plans. No Shares of any Portfolio will be sold directly to the general public. The Company agrees that it will use the Trust's Shares only for the purposes of funding the Contracts and Accounts listed in Schedule A, as such schedule may be amended from time to time or held in the general account of the Company.

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         1.12  The Trust agrees that the Trust's participation agreements with all Participating Insurance Companies shall contain provisions governing pass-through voting and conflicts of interest substantially similar to those contained in this Agreement.

         1.13 No representation is made as to the number or amount of such Contracts to be sold. The Company, pursuant to its agreement with Distributor, will make reasonable efforts to market those Contracts it determines from time to time to offer for sale and, although it is not required to offer for sale new Contracts, the Company will accept payments and otherwise service existing Contracts funded in the Accounts.

                                    ARTICLE 2
                           Obligations of the Parties

         2.1 The Trust shall prepare and be responsible for filing with the SEC and any state securities regulators requiring such filing, all shareholder reports, notices, proxy materials (or similar materials such as voting instruction solicitation materials), prospectuses and statements of additional information of the Trust. The Trust shall bear the costs of registration and qualification of its Shares, preparation and filing of the documents listed in this Section 2.1 and all taxes to which an issuer is subject on the issuance and transfer of its Shares.

         2.2 At least annually, the Trust or its designees shall provide the Company, with a copy of the current prospectuses (describing only the Portfolios used in the Contracts) for the Shares. If requested by the Company, the Trust or its designees shall provide such documentation (including a "camera ready" copy of the new prospectus as set in type or, at the request of the Company, a diskette in the form sent to the financial printer) and other assistance as is reasonably necessary in order for the parties hereto once each year (or more frequently if the prospectus for the Shares is supplemented or amended) to have the prospectus for the Shares printed. For prospectuses for the Shares provided by the Company to its existing owners of Contracts invested in the Shares in order to update disclosure as required by the 1933 Act and/or the 1940 Act, the cost of printing shall be borne by the Trust. All other printing costs of the prospectuses for the Shares, and all costs of mailing prospectuses for the Shares shall be borne by the Company. In the event that the Company requests that the Trust or its designees provide the Trust's prospectuses in a "camera ready" or diskette format, the Trust shall be responsible solely for providing the prospectuses in the format in which it is accustomed to formatting prospectuses and shall bear the expense of providing the prospectuses in the format in which they accustomed to formatting prospectuses (e.g., typesetting expenses), and the Company shall bear the expense of adjusting or changing the format.

         2.3 The prospectus for the Shares shall state that the statement of additional information for the Shares is available from the Trust or its designees. The Trust or its designees, at its expense, shall print and provide such statement of additional information to the Company (or a master of such statement suitable for duplication by the Company) for distribution to any owner of a Contract funded by the Shares. The Trust or its designees, at the Company's expense, shall print and provide such statement to the Company (or a master of such statement suitable for duplication by the Company) for distribution to a prospective purchaser who requests such statement.

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         2.4   The Trust or its designees shall provide the Company a copy of the Trust's proxy materials, reports to Shareholders and other communications to Shareholders. The Trust or its designees, at the Company's expense, shall print and provide such documents to the Company (or a master of such statement suitable for duplication by the Company) for distribution to Contract owners upon request of the Company.

         2.5 The Company shall furnish, or cause to be furnished, to the Trust or its designees, a copy of each prospectus for the Contracts and statement of additional information for the Contracts in which the Trust or its investment advisers are named prior to the filing of such document with the SEC. The Company shall furnish, or shall cause to be furnished, to the Trust or its designees, each piece of sales literature or other promotional material in which the Trust or its investment advisers are named, at least 15 Business Days prior to its use. No such prospectus, statement of additional information or material shall be used if the Trust or its designees reasonably objects to such use within 10 Business Days after receipt of such material.

         2.6 The Company shall furnish, or shall cause to be furnished, to the Trust or its designees copies of the following reports if and when requested by the Trust:

               (a) the Company's annual statement (prepared under statutory accounting principles) and annual report (prepared under generally accepted accounting principles ("GAAP"), if any), as soon as practical and in any event within 120 days after the end of each fiscal year; and

               (b) the Company's quarterly statements (statutory) (and GAAP, if any), as soon as practical and in any event within 60 days after the end of each semi-annual period;

         2.7 The Company shall not give any information or make any representations or statements on behalf of the Trust or concerning the Trust in connection with the sale of the Contracts other than information or representations contained in and accurately derived from the registration statement or prospectus for the Trust Shares (as such registration statement and prospectus may be amended or supplemented from time to time), reports of the Trust, Trust-sponsored proxy statements, or in sales literature or other promotional material approved by the Trust or its designees, except with the written permission of the Trust or its designees.

         2.8 The Trust shall not give any information or make any representations or statements on behalf of the Company or concerning the Company, the Accounts or the Contracts other than information or representations contained in and accurately derived from the registration statement or prospectus for the Contracts (as such registration statement and prospectus may by amended or supplemented from time to time), or in materials approved by the Company for distribution including sales literature or other promotional materials, except with the written permission of the Company.

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         2.9   The Company shall amend the registration statement of the
Contracts under the 1933 Act and registration statement for each Account under the 1940 Act from time to time as required in order to effect the continuous offering of the Contracts or as may otherwise be required by applicable law. The Company shall register and qualify the Contracts for sale to the extent required by applicable securities laws and insurance laws of the various states.

         2.10 The Trust will provide to the Company at least one complete copy of all registration statements, prospectuses, SAIs, reports, proxy statements, sales literature and other promotional materials, applications for exemption, requests for no-action letters and all amendments to any of the above, that relate to the Trust or its shares, contemporaneously with the filing of such document with the SEC or other regulatory authorities. The Trust shall provide the Company with as much notice as is reasonable practicable of any proxy solicitation for a Portfolio and of any material change in the prospectuses or registration statements relating to the Trust or its shares, particularly any changes resulting in a change to a prospectus or registration statement relating to the Contracts.

         The Company will provide to the Trust at least one complete copy of all registration statements, prospectuses, SAIs, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemption, requests for no-action letters, and all amendments to any of the above, that relate to the Contracts or the Accounts, contemporaneously with the filing of such document with the SEC.

         For purposes of this Article 2, the phrase "sales literature or other promotional material" includes, but is not limited to, advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, video tape display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or communications distributed or made generally available to some or all agents or employees, and registration statements, prospectuses, SAIs, shareholder reports, proxy materials, and any other material constituting sales literature or advertising under NASD rules, the 1993 Act, or the 1940 Act.

         The Company and the Trust, agree that the provisions of this Article 2 are not intended to designate or other otherwise imply that the Company is an underwriter or distributor of shares of the Trust.

         2.11 The Company represents that the Contracts are currently treated as annuity, endowment, or life insurance contracts under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and warrants and agrees that (i) it will make every effort to maintain such treatment and (ii) it will notify the Trust immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

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         2.12  Solely with respect to Contracts and Accounts that are subject to the 1940 Act, so long as, and to the extent that, the SEC interprets the 1940
Act to require pass-through voting privileges for variable contract owners: (a) the Company will provide pass-through voting privileges to owners of Contracts whose cash values are invested, through the Accounts, in Shares of the Trust;
(b) the Trust shall require all Participating Insurance Companies to calculate voting privileges in the same manner and the Company shall be responsible for assuring that the Accounts calculate voting privileges in the manner established by the Trust; (c) with respect to each Account, the Company will vote Shares of the Trust held by the Account and for which no timely voting instructions from Contract owners are received, as well as Shares held by the Account that are owned by the Company for its general account, in the same proportion as the Company votes Shares held by the Account for which timely voting instructions are received from Contract - or policyowners; and (d) the Company and its agents will in no way recommend or oppose or interfere with the solicitation of proxies for Trust Shares held by Contract owners without the prior written consent of the Trust, which consent may be withheld in the Trust's sole discretion.

         2.13 The Trust represent that they are currently qualified as a regulated investment company under Subchapter M of the Code and warrant and agree that (i) they will make all reasonable efforts to maintain its qualification (under Subchapter M or any successor or similar provision) and
(ii) they will notify the Company immediately upon having a reasonable basis for believing that they have ceased to so qualify or that they might not so qualify in the future.

         2.14 The Trust will comply with all provisions of the 1940 Act requiring voting by shareholders. The Trust reserves the right to take all actions, including but not limited to the dissolution, mergers, and sale of the Trust upon the sole authorization of its Trustees, to the extent permitted by the laws of the Commonwealth of Massachusetts and the 1940 Act.

         2.15 The Company and the Trust shall each promptly inform the other of the results of any regulatory examination relating to the Contracts or the Trust, and shall provide relevant portions of any "deficiency letter" or other correspondence or written report regarding such examination and any response thereto.

         2.16 All expenses incident to performance by the Trust under this Agreement shall be paid by the Trust. The Trust shall see to it that any offering of its shares is registered and that all of its shares are authorized for issuance in accordance with applicable federal law and, if and to the extent deemed advisable by the Trust, in accordance with applicable state laws prior to their sale. The Trust shall bear the cost of (i) registration and qualification of the Trust, (ii) preparation and filing of the Trust's prospectuses, statements of additional information, registration statement, proxy materials and reports, (iii) setting in type and printing the prospectus for the Shares provided by the Company to it existing owners of Contracts invested in the Shares in order to update disclosure as required by the 1933 Act and/or the 1940 Act, (iv) setting in type and printing proxy materials and reports to shareholders, and (v) preparation of all statements and notices required by any federal or state law, and all taxes on the issuance or transfer of the Trust's shares.

         2.17 All expenses incident to the performance by the Company under this Agreement shall be borne by the Company. The Company shall bear the cost of registration and qualification of the Accounts and the Contracts, preparation and filing of the Contracts' prospectuses and registration statements, and printing and distributing to Contract owners and prospective owners the Contract prospectuses. The Company shall bear the cost of distributing to prospective owners of the Contracts the Trust's prospectuses, proxy materials, reports and other shareholder communications.

         2.18 The Trust will comply with the diversification requirements for variable annuity, endowment, modified endowment or life insurance contracts set forth in Section 817(h) of the Code, and the rules and regulations thereunder, including without limitation Treasury Regulation 1.817-5, and any amendments or other modifications to that section or regulation at all times necessary to satisfy those requirements. The Trust will notify the Company immediately upon having a reasonable basis for believing that they have ceased to comply or might not so comply and will immediately take all reasonable steps to adequately diversify and to achieve compliance within the grace period afforded by Regulation 1.817-5.

                                    ARTICLE 3
                         Representations and Warranties

         3.1 The Company represents and warrants that it is an insurance company duly organized and in good standing under the laws of the State of Texas and has established each Account as a segregated asset account under such law on the date set forth in Schedule A.

         3.2 The Company represents and warrants that it has registered or, prior to any issuance or sale of the Contracts, will register each Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts.

         3.3 The Company represents and warrants that the Contracts will be registered under the 1933 Act prior to any issuance or sale of the Contracts; the Contracts will be issued and sold in compliance in all material respects will all applicable federal and state laws; and the sale of the Contracts shall comply in all material respects with state insurance suitability requirements.

         3.4 The Company represents and warrants that, provided the Trust's representations and warranties made pursuant to Section 3.7 of this Agreement are true, the Contracts are currently and at the time of issuance will be treated as annuity contracts or life insurance policies, whichever is appropriate, under applicable provisions of the Code. The Company shall make every reasonable effort to maintain such treatment and shall notify the Trust immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

         3.5 The Trust represents and warrants that it is duly organized and validly existing under the laws of the Commonwealth of Massachusetts.

         3.6 The Trust represents and warrants that the sale of the Trust Shares offered and sold pursuant to this Agreement will be registered under the 1933 Act and that the Trust is registered under the 1940 Act. The Trust shall use its best efforts to amend its registration statement under the 1933 Act and the 1940 Act from time to time as required in order to affect the continuous offering of its shares. The Trust shall use its best efforts to make Shares available in all fifty states, the District of Columbia, Virgin Islands and Puerto Rico.

         3.7 The Trust represents and warrants that the investments of each Portfolio will comply with Subchapter M of the Code and the diversification requirements set forth in section 817(h) of the Code and the rules and regulations thereunder.

         3.8 The Trust represents and warrants that all of its officers, employees, investment advisers, investment sub-advisers, and other individuals or entities described in Rule 17g-1 under the 1940 Act dealing with the money and/or securities of the Trust are, and shall continue to be at all times, covered by a blanket fidelity bond or similar coverage for the benefit of the Trust in an amount not less than the minimum coverage required currently by Rule 17g-1 under the 1940 Act or related provisions as may be promulgated from time to time. That fidelity bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

                                    ARTICLE 4
                               Potential Conflicts

         4.1 The parties acknowledge that the Trust's Shares are or may in the future be made available for investment to other Participating Insurance Companies. The Board will monitor the Trust for the existence of any material irreconcilable conflict between the interests of the contract owners of all Participating Insurance Companies. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by an insurer to disregard the voting instructions of contract owners. The Board shall promptly inform the Company if they determine that an irreconcilable material conflict exists and the implications thereof. The Board shall have sole authority to determine whether a material irreconcilable conflict exists and a Board's determination shall be binding upon the Company.

         4.2 The Company agrees to promptly report any potential or existing conflicts of which it is aware to the Board. The Company will assist the Board in carrying out their responsibilities to identify material irreconcilable conflicts by providing the Board with all information reasonably necessary (as determined by the Board) for the Board to consider any issues raised including, but not limited to, information as to a decision by the Company to disregard Contract owner voting instructions. This includes, but is not limited to, an obligation of the Company to promptly inform the Board whenever contract owner voting instruction are ignored.

         4.3 If it is determined by a majority of a Board, or a majority of the Board who are not affiliated with the Trust (the "Disinterested Trustees"), that a material irreconcilable conflict exists that affects the interests of Contract owners, the Company shall, in cooperation with other Participating Insurance Companies whose contract owners are also affected, at its expense and to the extent reasonably practicable (as determined by the Board), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, which steps could include: (a) withdrawing the assets allocable to some or all of the Accounts from the Trust or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Trust, or submitting the question of whether or not such segregation should be implemented to a vote of all affected Contracts owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change; and
(b) establishing a new registered management investment company or managed separate account and obtaining any necessary approvals or orders of the SEC in connection therewith. The company shall take such steps at its expense if the conflict affects solely the interests of the owners of the Contracts, but shall bear only its equitable portion of any such expense if the conflict also affects the interest of the contract owners of one or more Participating Insurers other than the Company, provided: that this sentence shall not be construed to require the Trust to bear any portion of such expense.

         4.4 If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Trust's election, to withdraw the affected Account's or Accounts' investment in the Trust and terminate this Agreement with respect to such Account(s); provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of a Disinterested Board. Any such withdrawal and termination must take place within 30 days after the Trust gives written notice that this provision is being implemented, subject to applicable law. Until the end of such 30 day- period, the Trust shall continue to accept and implement orders by the Company for the purchase and redemption of Shares of the Trust.

         4.5 If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the affected Account's (or Accounts') investment in the Trust and terminate this Agreement with respect to such Account(s) within 30 days after the Trust informs the Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Disinterested Board. Until the end of such 30- day period, the Trust shall continue to accept and implement orders by the Company for the purchase and redemption of Shares of the Trust.

       4.6 For purposes of this Agreement, a majority of a Disinterested Board shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Company be required to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract owners materially adversely affected by the irreconcilable material conflict. In no event will the Trust be required to establish a new funding medium for the contracts. In the event that a Board determines that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company will withdraw the affected Account's (or Accounts') investment in the Trust and terminate this Agreement with respect to such Account(s) within 30 days after the Board informs the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall, subject to applicable law, be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the Disinterested Board.

       4.7 The Company shall submit to the Board such annual reports, materials or data as the Board may reasonably request so that the Board may fully carry out the duties to identify material irreconcilable conflicts.

                                    ARTICLE 5
                                 Indemnification

       5.1 The Company agrees to indemnify and hold harmless the Trust and each of its Trustees, officers, employees and agents and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act, (collectively the "Indemnified Parties" for purposes of this Article 5) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, "Losses"), to which such Indemnified Parties may become subject under any statute or regulation, or common law or otherwise, insofar as such Losses:

              (a) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in a registration statement or prospectus for the Contracts or in the Contracts or sales literature generated or approved by the Company on behalf of the Contracts or Accounts (or any amendment or supplement to any of the foregoing) (collectively, "Company Documents" for the purposes of this Article 5), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Company by or on behalf of the Trust for use in Company Documents or otherwise for use in connection with the sale of the Contracts or Shares; or

              (b) arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Trust Documents (as defined in Section 5.2(a) below) or wrongful conduct of the Company or persons under its control, with respect to the sale or acquisition of the Contracts or Shares; or

              (c) arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Trust Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Trust by or on behalf of the Company; or

              (d) arise out of or result from any failure by the Company to provide the services or furnish the materials required under the terms of this Agreement provided the Trust furnished the Company written notice of such failure and the Company did not cure such failure within a reasonable period after receipt of such notice; or

              (e) arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company.

       5.2 The Trust agrees to indemnify and hold harmless the Company and each of its directors, officers, employees and agents and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Article 5) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Trust) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, "Losses"), to which such Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses:

              (a) arise out of or are based upon any untrue statements or alleged untrue statement of any material fact contained in the registration statement or prospectus for the Trust (or any amendment or supplement thereto) or in sales literature approved by the Trust (but solely with respect to statements regarding the Trust), (collectively, "Trust Documents" for the purposes of this Article 5), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Trust by or on behalf of the Company for use in Trust Documents or otherwise for use in connection with the sale of the Contracts or Shares; or

              (b) arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Company Documents) or wrongful conduct of the Trust or persons under its control, with respect to the sale or acquisition of the Contracts or Shares; or

              (c) arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Company Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Company by or on behalf of the Trust; or

              (d) arise out of or result from any failure by the Trust to provide the services or furnish the materials required under the terms of this Agreement provided the Company furnished the Trust written notice of such failure and the Trust did not cure such failure within a reasonable period after receipt of such notice; or

              (e) arise out of or result from any material breach of any representation and/or warranty made by the Trust in this Agreement or arise out of or result from any other material breach of this Agreement by the Trust.

       5.3 Neither the Company nor the Trust shall be liable under the indemnification provisions of Section 5.1 or 5.2, as applicable, with respect to any Losses incurred or assessed against any Indemnified Party to the extent such Losses arise out of or result from such Indemnified Party's willful misfeasance, bad faith or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement.

       5.4 Neither the Company nor the Trust shall be liable under the indemnification provisions of Section 5.1 or 5.2, as applicable, with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the party against whom indemnification is sought in writing within a reasonable time after the summons, or other first written notification, giving information of the nature of the claim shall have been served upon or otherwise received by such Indemnified Party (or after such Indemnified Party shall have received notice of service upon or other notification to any designated agent), but failure to notify the party against whom indemnification is sought of any such claim shall not relieve that party from any liability that it may have to the Indemnified Party in the absence of Sections 5.1 and 5.2.

       5.5 In case any such action is brought against the Indemnified Parties, the indemnifying party shall be entitled to participate, at its own expense, in the defense of such action. The indemnifying party also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in the action. After notice from the indemnifying party to the Indemnified Party of an election to assume such defense, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to the Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof other than reasonable costs of investigation.

       5.6 The Company agrees to promptly notify the Trust of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the contracts or the operation of the accounts.

                                    ARTICLE 6
                                   Termination

       6.1 This Agreement may be terminated by either party for any reason by ninety (90) days advance written notice to the other party, and may be terminated by either party pursuant to Sections 6.2 through 6.6 below upon written notice to the other party.

       6.2 This Agreement may be terminated at the option of the Trust upon institution of formal proceedings against the Company by the NASD, the SEC, the insurance department of any state, or any other regulatory body regarding the Company's duties under this Agreement or related to the sale of the Contracts, the operation of the Account, the administration of the Contracts or the purchase of the Shares, or an expected or anticipated ruling, judgment or outcome that would, in the Trust's reasonable judgment, materially impair the Company's ability to meet and perform the Company's obligations and duties hereunder.

       6.3 This Agreement may be terminated at the option of the Trust if the Contracts cease to qualify as annuity contracts or life insurance policies, as applicable, under the Code, or if the Trust reasonably believes that the Contracts may fail to so qualify.

       6.4 This Agreement may be terminated by the Trust, at its option, if the Trust shall determine, in its sole judgment exercised in good faith, that either (1) the Company shall have suffered a material adverse change in its business or financial condition or (2) the Company shall have been the subject of material adverse publicity that is likely to have a material adverse impact upon the business and operations of the Trust.

       6.5 This Agreement may be terminated at the option of the Company upon institution of formal proceedings against the Trust by the NASD, the SEC, the insurance department of any state, or any other regulatory body regarding the Trust's duties under this Agreement or related to the sale of Trust shares or the operation of the Trust, or an expected or anticipated ruling, judgment or outcome that would, in the Company's reasonable judgment, materially impair the Trust's ability to meet and perform the Trust obligations hereunder.

       6.6 This Agreement may be terminated at the option of the Company if the Trust ceases to comply with Subchapter M of the Code, or Section 817(h) of the Code and the rules and regulations thereunder, or if the Company reasonably believes that the Trust may fail to so comply.

       6.7 This Agreement may be terminated by any party upon another party's failure to cure a material breach of this Agreement within 30 days after written notice thereof.

       6.8    Notwithstanding any termination of this Agreement pursuant to this
Article 6, the Trust may, at its option, continue to make available additional Trust Shares for so long after the termination of this Agreement as the Trust desires pursuant to the terms and conditions of this Agreement as provided in
Section 6.8 below, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"). Specifically, if the Trust so elects to make additional Shares available, the owners of the Existing Contracts or the Company, whichever shall have legal authority to do so, shall be permitted to reallocate investments in the Trust, redeem investments in the Trust and/or invest in the Trust upon the making of additional purchase payments under the Existing Contracts.

       6.9    In the event of a termination of this Agreement pursuant to this
Article 6, the Trust shall promptly notify the Company whether the Trust will continue to make Shares available after such termination; if the Trust will continue to make Shares so available, the provisions of this Agreement shall remain in effect except for Section 6.1 hereof and thereafter either the Trust or the Company may terminate the Agreement, as so continued pursuant to this
Section 6.8, upon prior written notice to the other party, such notice to be for a period that is reasonable under the circumstances but, if given by the Trust, need not be greater than six months.

       6.10 The provisions of Article 5 shall survive the termination of this Agreement, and the provisions of Article 4 and Sections 2.4 and 2.11 shall survive the termination of this Agreement so long as Shares of the Trust are held on behalf of Contract owners in accordance with Section 6.8.

                                    ARTICLE 7
                                     Notices

       Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

         If to the Trust:

             SunAmerica Series Trust
             Harborside Financial Center
             3200 Plaza 5
             Jersey City, NJ 07311
             Attention:  Robert M. Zakem

             with a copy to:
                           SunAmerica Inc.
                           1 SunAmerica Center
                           Century City
                           Los Angeles, CA 90067-6022
                           Attention: Christine Nixon

         If to the Company:

             The United States Life Insurance Company
                  in the City of New York
             830 Third Avenue
             New York, NY 10022
             Attention: General Counsel

             with a copy to:
                           American General Life Companies
                           2929 Allen Parkway, A40
                           Houston, Texas 77019
                           Attention: General Counsel

                                    ARTICLE 8

                                  Miscellaneous

         8.1 The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         8.2 This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

         8.3 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

         8.4 This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Delaware, shall be subject to the provisions of the 1933, 1934, and 1940 Acts, and the rules, regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

         8.5 The parties to this Agreement acknowledge and agree that all liabilities of the Trust arising, directly or indirectly, under this Agreement, of any and every nature whatsoever, shall be satisfied solely out of the assets of the relevant Portfolio(s) of the Trust and that no trustee, officer, agent, or holder of shares of beneficial interest of the Trust shall be personally liable for any such liabilities.

         8.6 Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the Contract owners and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information until such time as it may come into the public domain without the express written consent of the affected party.

         8.7 Each party shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the NASD, and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

         8.8 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

         8.9 The parties to this Agreement acknowledge and agree that this Agreement shall not be exclusive in any respect.

         8.10 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written approval of the other party.

         8.11 No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties.

         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Fund Participation Agreement as of the date and year first above written.

                                 THE UNITED STATES LIFE INSURANCE
                                     COMPANY IN THE CITY OF NEW YORK

                                 By: ____________________________________

                                 Name: James W. Weakley

                                 Title:Executive Vice President

                                 SUNAMERICA SERIES TRUST

                                 By: ____________________________________

                                 Name: Nori L. Gabert

                                 Title:Vice President and Assistant Secretary

                                   SCHEDULE A

 Segregated Accounts of The United States Life Insurance Company in the City of
         New York Participating in Portfolios of SunAmerica Series Trust

Name of Separate Account                                Date Established

The United States Life Insurance Company in the         August 8, 1997
City of New York Separate Account USL VL-R


The United States Life Insurance Company in the         August 8, 1997
City of New York Separate Account USL VA-R

                                   SCHEDULE B

                Portfolios of SunAmerica Series Trust Offered to
 Segregated Accounts of The United States Life Insurance Company in the City of
                                    New York


SunAmerica Series Trust

       SunAmerica Aggressive Growth Portfolio - Class 1
       SunAmerica Balanced Portfolio - Class 1

                                   SCHEDULE C

                     Persons Authorized to Act on Behalf of
        The United States Life Insurance Company in the City of New York

         The Trust, the Underwriter and their respective agents are authorized to rely on instructions from the following individuals on behalf of The United States Life Insurance Company in the City of New York on its own behalf and on behalf of each Account:

         Name                                                 Signature

Robert Herbert                                           _______________________
Sr. VP, Treasurer & Controller

Farideh Farrokhi                                         _______________________
VP & Asst. Controller

Coyia Richter                                            _______________________
Director, Variable Products Accounting

Georgia McWilliams                                       _______________________
Assoc. Director, Variable Products Accounting

Carlotta Matthews                                        _______________________
Consulting Analyst, Variable Products Accounting

Karen Bjerke                                             _______________________
Accountant, Variable Products Accounting

Patricia Durgheu                                         _______________________
Accountant, Variable Products Accounting

Johanna Aguilar                                          _______________________
Accountant, Variable Products Accounting

Darlena Parker                                           _______________________
Accounting Specialist, Variable Products Accounting

Erin Simper                                              _______________________
Accountant, Variable Products Accounting

Stacey Ostrom                                            _______________________
Accountant, Variable Products Accounting